Exhibit 10.4

Confidential portions of this document have been omitted and filed separately with the Commission. The omitted portions have been marked as follows: “***”.

CONFIDENTIAL

DISTRIBUTION AGREEMENT

        THIS AGREEMENT made as of this 27th day of December, 2000 (the “Effective Date”), by and between Par Pharmaceutical, Inc., a New Jersey corporation, with offices at One Ram Ridge Road, Spring Valley, New York 10977 (hereinafter referred to as “Par”) and Bioglan Pharma, Inc., a Delaware corporation, with offices at 7 Great Valley Parkway, Suite 301, Malvern, PA 19355 (hereinafter referred to as “Bioglan”).

R E C I T A L S

        WHEREAS, Par is engaged in research, development, manufacture and distribution of pharmaceutical products and has submitted to the United States Food and Drug Administration (the “FDA”) an abbreviated new drug application (the “ANDA”) (and/or has compiled or intends to compile data for submission of abbreviated new drug applications) for the Products (as hereafter defined);

        AND WHEREAS, Bioglan is engaged in, inter alia, manufacturing, marketing and distributing pharmaceutical products and possesses qualified marketing and distribution systems and organizations to enable it to effectively promote, market and distribute the Products;

        AND WHEREAS, Par desires to grant to Bioglan the exclusive right to purchase, market, promote and distribute the Products in the Territory (as hereafter defined) and Bioglan desires to accept and exercise such right, all subject to the terms and conditions set forth in this agreement;

        AND WHEREAS, the parties wish to enter into this agreement to set forth herein the arrangements regarding their respective rights and obligations with respect to the manufacture, supply and distribution of the Products in the Territory;

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
EXCLUSIVE APPOINTMENT

1.1	Exclusive Distributor: Subject to the provisions of this agreement, for the ten (10) year period January 1, 2001 through December 31, 2010, Par appoints Bioglan as its sole and exclusive distributor of doxycycline mono tablets in dosage amounts of 50 mg and 100 mg (the “Tablets”) for the fifty states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, Guam and Samoa (the “Territory”) and Bioglan accepts such appointment and agrees to act as such sole distributor upon such terms and conditions. Provided that Bioglan is not in default under this agreement, upon the expiration of the ten (10) year term, Bioglan shall have the right to purchase the ANDA from Par for a nominal purchase price of ***. Par shall have the right to sell the Tablets outside the Territory at any time.

1.2	***

***

1.3	First Right of Refusal: Par is currently developing for FDA approval doxycycline mono tablets in dosage amounts of 75 mg and *** *** (the “Additional Tablets” and, together with the Tablets *** if Bioglan is acting as exclusive distributor in the Territory for the Additional Tablets, the “Products”). Par agrees that, upon receipt by it of the final approval by the FDA of the ANDA for the Additional Tablets, it shall offer Bioglan in writing first right of refusal exercisable by written acceptance to Par within thirty (30) days of Bioglan’s receipt of written notice of the right to exercise such right of first refusal, to be appointed to act as sole and exclusive distributor of the Additional Tablets for the Territory. The terms and conditions contained in this agreement shall apply to the Additional Tablets if and when Bioglan timely exercises its election to act as sole and exclusive distributor of the Additional Tablets.

1.4	Bioglan’s Obligation re Sales: Bioglan shall market the Products and actively and continuously promote the sale of the Products. Such efforts shall be not less, as reasonably proportionate, than those used by Bioglan to promote the sale of other products which it markets. Bioglan shall maintain an inventory of Products sufficient to maximize their distribution. In addition, Bioglan shall be solely responsible for regulations in that regard including, without limitation, applicable FDA regulations and guidelines. Where Bioglan’s net sales of the Tablets and the Additional Tablets (if applicable), at the end of any calendar year following December 31, 2003, are less than *** for such period, Par shall have the right to manufacture and distribute a generic version of the Tablets or the Additional Tablets, as the case may be, which is in the same dosage form, has the same active ingredient, the same strength and is for the same indication as the Tablets or the Additional Tablets. Par shall retain the right to manufacture and distribute such generic version of the Products despite a purchase of the ANDA by Bioglan.

ARTICLE 2
PRODUCT DEVELOPMENT AND REGISTRATION

2.1	Representation and Warranties re Status:

(a)	Bioglan represents and warrants to Par that it is not prohibited by any law, rules or regulation or by any order, directive or policy from selling any of the Tablets *** or other pharmaceutical products and that Bioglan is not a Person who is listed by a United States federal agency as debarred, suspended, proposed for debarment or otherwise ineligible for federal programs in the United States (an “Ineligible Person”).

(b)	Par represents and warrants to Bioglan that is not currently prohibited by any law, rule or regulation or by any order, directive or policy from selling the Tablets *** and,

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upon receipt of the ANDA for the Additional Tablets, the Additional Tablets and that Par is not an Ineligible Person.

2.2	Trademarks:

The parties acknowledge that Bioglan intends to develop and register with the United States Patent and Trademark Office trademarks for the Products, and Par acknowledges and agrees that such trademarks will be and shall remain the sole and exclusive property of Bioglan, notwithstanding anything in this agreement to the contrary; provided, however, that Bioglan shall not use any trademark owned by Par, or similar to a mark owned by Par, or any mark that would infringe any existing Par trademark.

ARTICLE 3
MANUFACTURE AND SUPPLY OF PRODUCT

3.1	Exclusive Supplier:

Par shall use commercially reasonable efforts to manufacture (or cause to be manufactured) and supply to Bioglan, in accordance with the terms and conditions set forth herein and in a timely fashion, reasonable quantities of Products. Bioglan shall order from Par all of its requirements of the Products in accordance with the terms and conditions set forth herein.

3.2	Manufacturing Responsibilities:

All Products supplied by Par hereunder shall be manufactured (which shall include, without limitation, all testing, bulk packaging and labeling) in an FDA approved facility and in accordance with the following: (collectively, the “Products Manufacturing Requirements”), (i) the specifications in the final approval of the ANDA for the Products by the FDA (collectively, the “Specifications”), (ii) current good manufacturing practices of the FDA (the “CGMP”) and good laboratory practices and (iii) all other applicable rules, regulations and requirements of the FDA relative to the manufacture of such Products.

Products shall be manufactured by Par through the use of Par’s approved material sources, which sources shall be used exclusively provided (i) such sources remain GCMP compliant, (ii) the supply flow of material remains consistent, and (iii) material prices remain competitive. In the event that any of the above conditions are not met, Par and Bioglan shall mutually agree upon the use of a new source and a new pricing schedule, as the case may be.

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3.3	Products Warranty:

Par warrants that all Products supplied by it to Bioglan pursuant to this agreement shall be manufactured, packaged, tested, stored and handled in accordance with the Products Manufacturing Requirements and that at the time of the delivery of such Products to the carrier at Par’s manufacturing facility and/or warehouse (a “Plant”), such Products: (i) will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”), as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as such Act and such laws are constituted and effective at the time of delivery and (ii) will not be an article which may not, under the provisions of Sections 404 and 505 of such Act, be introduced into interstate commerce. PAR DOES NOT MAKE ANY REPRESENTATION THAT THE PRODUCTS ARE USEFUL FOR THE INTENDED PURPOSE OR THAT THEY ARE FREE FROM INHERENT SIDE EFFECTS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE 4
PRODUCTION FORECASTS, ORDERS AND DELIVERIES

4.1	Forecasts and Commitments:

To assist Par to schedule production of the Products, Bioglan shall provide to Par quarterly (at least 45 days in advance of the commencement of the first calendar month forecasted thereunder), a 12 month rolling forecast of Bioglan’s estimated requirements of the Products, which forecast shall represent a commitment of Bioglan to purchase the quantity of Products projected for the first month thereunder and a commitment subject to a *** variance, to purchase the quantity of Products forecasted for the second and third months forecasted thereunder. Subject to the foregoing, all forecasts are estimates only and Bioglan shall only be bound to purchase the Products pursuant to purchase orders submitted, or deemed hereunder to be submitted, by it to Par (or to such person as Par may direct). All purchase orders for Products shall specify the delivery date therefor, which delivery date shall be no sooner than 16 weeks following the receipt of such order by Par. All purchases made by Bioglan shall be in Par batch quantities.

4.2	Purchase Orders:

All orders for Products shall be placed using Bioglan’s standard form of purchase order (attached as Exhibit A) and shall be invoiced using Par’s standard form of invoice. All purchase orders submitted by Bioglan shall specify, among other things, the required delivery date. In the event of any conflict between the terms of any purchase order and the terms of any invoice related thereto, the terms of this agreement shall govern (unless the parties shall have mutually agreed to the contrary in writing in respect of a particular instance).

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4.3	Delivery of Products:

Delivery to Bioglan shall be F.O.B. Plant N.Y. Risk of loss and title shall pass to Bioglan upon delivery to a carrier. Products shall be made available to Bioglan for pickup in bulk containers (where applicable) at the Plant. Bioglan shall arrange for shipping and/or transportation of the Products from the Plant to such facility of its choice and pay all shipping, insurance and related costs. Par shall promptly notify Bioglan by fax that any order (or part thereof) is available for pick-up at its Plant (this notice shall hereafter be referred to as the “Availability Notice”). Bioglan shall use reasonable commercial efforts to pick up the Products that arc the subject of an Availability Notice within 10 business days of receipt of the Availability Notice; provided that, if such pickup has not occurred on or prior to the expiry of such 10 day period, Bioglan shall, for purposes of its payment obligations to Par pursuant to Sections 5.1 and 5.2 below, be deemed to have picked up the Products which are the subject of the Availability Notice on the last business day of such 10 day period. If the Products in question have not been picked up by or on behalf of Bioglan within 20 business days of an Availability Notice, Par may, but shall not be obligated to, cause the Products to be delivered to Bioglan’s Malvern, Pennsylvania facility at Bioglan’s sole cost and expense.

4.4	Inspection and Right of Return of Products:

If Bioglan shall determine upon receipt and inspection of any shipment of Product that any of such Product does not meet any of the standards warranted in Article 3, Bioglan shall notify Par of the non-conformance within sixty (60) days of its receipt of such shipment. Bioglan and Par shall confer on the matter and, within fifteen (15) days after receipt of Bioglan’s notice, Par shall notify Bioglan as to whether it concurs with Bioglan’s determination right to inspect. If Par concurs with Bioglan’s determination (or fails to timely notify Bioglan of a disagreement with the determination), Par shall replace the rejected Product within thirty (30) days after receipt of Bioglan’s notice and Bioglan shall, at Par’s request, return such rejected Product. If Par timely disagrees with Bioglan’s determination, the parties will resolve the issue pursuant to Article 10 hereof. If Bioglan does not provide a notice of non-conformance within sixty (60) days of receipt of shipment, Bioglan shall not have the right to return the shipment pursuant to this Section.

ARTICLE 5
PAYMENTS, REPORTS AND AUDIT

5.1	Purchase Price:

(a)	The purchase price payable by Bioglan for the Tablets supplied to it by Par shall be *** per bottle of 100 tablets (50 mg dosage), *** per bottle of 50 tablets (100 mg dosage), *** per 1000 tablets (50 mg dosage) in bulk orders in containers of 20,000 tablets and *** per 1000 tablets (100 mg dosage) in bulk orders in containers of 20,000 tablets. ***

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***. If Bioglan is acting as exclusive distributor in the Territory for the Additional Tablets, the purchase price for the Additional Tablets shall be Par’s costs of development (including out of pocket costs) of the Additional Tablets, which costs of development should not exceed *** excluding the Par bio study (costs for which would be agreed to in advance by the parties), plus prices of bulk orders pursuant to the terms set forth in this Section 5.1. The purchase price shall be payable upon Bioglan’s exercise of its election.

(b)	In addition to such purchase prices, Bioglan shall pay all applicable sales tax, use tax, consumption tax, goods and services tax, value added tax or similar tax levied upon the sale of the Products by Par to Bioglan whether that tax is levied under the laws of the jurisdiction where Bioglan or Par is located and whether it is currently in force or comes into force after the Effective Date of this agreement.

(c)	Upon request by Bioglan, Par shall provide to Bioglan samples of the Tablets *** at a one-time special price of *** per thousand (1,000) Tablets ***, respectively. The one-time price shall be limited to Bioglan’s first order for a product sample of Tablets consisting of no more than eighty (80) kilograms of raw material. Thereafter the price for Products samples shall be equal to Par’s costs, which will be determined by the cost of raw material for sample batches, plus *** of such costs. All product samples shall be provided by Par in bulk to Bioglan. Bioglan shall be responsible for the packaging and labeling of all product samples.

5.2	Invoicing and Payment:

Par shall invoice Bioglan for the purchase price of the Products at the time such product is picked up or is deemed to be picked up by or on behalf of Bioglan as contemplated in Section 4.3 hereof or within a reasonable period of time thereafter. The purchase price shall be due and payable within 30 days following the date of such invoice. Each shipment of Products to Bioglan shall constitute a separate sale, obligating Bioglan to pay the purchase price therefor, whether such shipment be in whole or only partial fulfillment of any order.

5.3	Additional Consideration:

As additional consideration for the Tablets, Bioglan shall pay to Par ***, and as additional consideration for the Additional Tablets, Bioglan shall pay to Par ***, of the net sales (gross sales less returns and allowances other than allowances for bad debts or doubtful accounts) by Bioglan and its affiliates of Products to unrelated third party customers which additional consideration shall be paid to Par as part of the purchase price for the Products sold and shall not be treated as a royalty or similar payment.

5.4	Payment of Additional Consideration and Accompanying Documentation:

Par’s share of net sales shall be paid by Bioglan to Par quarterly, within 30 days following the end of each calendar quarter with respect to net sales made by Bioglan of Tablets and/or Additional Tablets during the immediately preceding calendar quarter.

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For purposes of this agreement a sale shall be considered to have been made at the time when the Products are shipped by Bioglan to its customer.

5.5	Exclusive License/Transfer Fee

An exclusive license/transfer fee of *** shall be paid by Bioglan to Par as follows: (i) *** shall be paid within sixty (60) days of the effective date of this agreement, (ii) *** shall be paid within ninety (90) days of the achievement of Par’s ability to ship commercial quantities of the Tablets, (iii) *** shall be paid within sixty (60) days of the attainment by Bioglan of *** in net sales of the Tablets, and (iv) *** shall be paid within sixty (60) days of the attainment by Bioglan of the earlier of (a) an annual rate of *** in net sales or, (b) *** in cumulative net sales from date of launch of the Tablets.

5.6	Additional Information:

Bioglan shall provide to Par promptly following a request therefor, such additional information concerning any sales of specific Products (including, without limitation, in respect of any sale, the date of the shipment, the name of the customer, the number of units of the Products (by sku, if requested) sold to such customer and the invoice price charged by Bioglan), returns and allowances relevant to the calculation of net sales and gross profits in respect of Products, as Par may reasonably request.

5.7	Maintenance of Records:

Each of Par and Bioglan agrees that it shall keep complete and accurate books and records of account containing all information required for the computation and verification of amounts on which payments hereunder are based and shall, upon reasonable written notice from the other, make such records available for examination by such other party or, at the requesting party’s expense, supply copies of such records to such other party.

5.8	Examination of Records:

Each of Par and Bioglan shall have the right, upon reasonable written notice to the other, to designate an independent certified public or chartered accountant (except one to whom the other has a reasonable objection) to have access during ordinary working hours to such records as may be necessary to audit the correctness of any invoice, report or payment made under this agreement; provided, however, as a condition to the provision of access to any accountant to books and records, such accountant may be required to execute a reasonable confidentiality agreement.

5.9	Survival of Obligation:

The obligation to make the payments and to provide the reports contemplated in this Article 5 and the rights of Bioglan and Par to conduct audits or investigations pursuant to Section 5.8 hereof shall survive the termination or expiration of this agreement and shall apply to all Products supplied to Bioglan notwithstanding that such Products may have

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been resold by Bioglan or its affiliate to its customers after the termination or expiration of this agreement. For greater certainty, the parties acknowledge and agree that Bioglan shall pay to Par the applicable percentage of the net sales of all Products supplied by or on behalf of Par to Bioglan pursuant to this agreement irrespective of whether such Products are resold by Bioglan and its affiliate prior to or subsequent to the termination of this agreement.

ARTICLE 6
REPACKAGING, DISTRIBUTION AND SUPPORT

6.1	Par’s Repackaging Responsibilities:

(a)	Par shall repackage and relabel the Products (other than samples) into finished labeled units for sale in an FDA approved facility and shall be solely responsible for the contents of the labels and artwork on all units of finished labeled Products sold or otherwise released by Bioglan (except for information contained in such labels which arc also contained on the labels of the bulk Products supplied by or on behalf of Par to Bioglan pursuant hereto). In repackaging and relabeling the Products, Par shall comply with (i) the Specifications, (ii) applicable CGMP and (iii) all other applicable rules, regulations and requirements of the FDA and any other applicable governmental or regulatory bodies, agencies and officials relative to repackaging and labeling of the Products for sale.

6.2	Provision of Ongoing Stability: During the term of this agreement, Par agrees to support ongoing validation and stability testing, as necessary and if requested by Bioglan. Any extraordinary support of stability testing shall be provided by Par on a cost basis.

ARTICLE 7
DAMAGES, INDEMNIFICATION AND INSURANCE

7.1	Limitation re Claims: Subject to the limitations set forth in this Section 7.1, Bioglan and Par covenant and agree to indemnify, save harmless and compensate the other (and their respective affiliates, for whose benefit such other party shall hold the benefit of this provision in trust) from, against or for, as the case may be, any and all claims demands, actions, causes of action, suits, proceedings, judgments, damages, expenses (including reasonable attorney’s fees and expenses), losses, fines, penalties and other similar assessments, as the case may be, (the “Damages”) relating to or arising out of a breach by Par or Bioglan, as the case may be, of any of the representations, warranties, covenants or agreements herein; provided that, the aggrieved party shall not be entitled for any reason to recover from the defaulting or breaching party any lost profits or consequential or punitive damages, including loss or damage to its goodwill or reputation.

7.2	Third Party Claims: In the event that the sale or other release by Bioglan or its affiliates of any Products supplied by or on behalf of Par to Bioglan pursuant to this agreement results in a third party claim:

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(a)	to the extent that the Damages awarded or incurred relate to or arise out of the manufacturing, testing, bulk packaging, labelling (if applicable), storage or handling of Products by Par or any other act by or omission of Par or any other persons for whose acts or omissions Par is responsible at law, Par shall be responsible therefor and shall defend, indemnify and hold harmless Bioglan and its affiliates from and against all such Damages; and

(b)	to the extent that the Damages awarded or incurred relate to or arise out of transporting, receiving, manufacturing (if applicable), repackaging, labelling (if applicable), testing, storage, handling, use, marketing, distribution, sale or delivery of Products by Bioglan or its affiliates or any other act by or omission of Bioglan, any of its affiliates or any other person for whose acts or omissions they or any one or more of them is responsible at law, Bioglan shall be responsible therefor and shall defend, indemnify and hold harmless Par and its affiliates from and against all such Damages;

Upon the assertion of any third party claim against Par or Bioglan (or their respective affiliates) that may give rise to right of indemnification under this agreement, the Person claiming a right to indemnification (the “Indemnified Party”) shall give prompt notice to the Person alleged to have the duty to indemnify (the “Indemnifying Party”) of the existence of such claim (provided that the failure to give such notice in timely fashion shall not release the Indemnifying Party of its obligations of indemnification hereunder except to the extent that the Indemnifying Party has been prejudiced thereby) and shall give the Indemnifying Party reasonable opportunity to control, defend and/or settle such claim at its own expense and with counsel of its own selection; provided, however, that the Indemnified Party shall, at all times, have the right to fully participate in such defense at its own expense with separate counsel and, provided that both parties to the extent that they are not contractually or legally excluded therefrom, or otherwise prejudiced in a legal position by so doing, shall co-operate with each other and with their respective insurers in relation to the defense of such third party claim. The Indemnifying Party shall consult with the Indemnified Party with respect to settlement of any claim. The Indemnifying Party shall have the right to settle any claim without the consent of the Indemnified Party, provided that the Indemnified Party is unconditionally released from such claim and it is not otherwise prejudiced by the terms of the settlement. In the event the Indemnifying Party may not settle such claim without the prior written consent of the Indemnified Party, the Indemnifying Party shall have the right to defend, compromise or settle such claim without prejudice to its rights of indemnification hereunder. Notwithstanding the foregoing, in the event of any dispute with respect to indemnity hereunder, each party shall be entitled to participate in the defense of such claim and to join and implead the other in any such action.

7.3	Insurance:

During the period of time beginning with the Effective Date and continuing for the remaining term of this agreement, Par shall maintain in force product liability insurance coverage and shall use its best efforts to cause Bioglan to be a named insured, with commercially reasonable limits to be agreed upon by the parties. The policy or policies

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shall, subject to customary terms from time to time, cover any liability which may arise from the manufacture or sale of the Products in the Territory.

ARTICLE 8
TERM AND TERMINATION

8.1	Term: The term of this agreement shall commence on January 1, 2001 and shall terminate on December 31, 2010, unless earlier terminated in accordance with the provisions of this agreement.

8.2	Payment and Reporting Defaults: Par may, by notice in writing to Bioglan, terminate this agreement or, at its option, terminate this agreement in respect of the particular Products or Products to which the default herein contemplated relates, if Bioglan fails to pay to Par any amount payable by it to Par hereunder as and when the same shall have become due and payable or shall have failed to deliver (or caused to be delivered, as the case may be), in timely fashion, the reports or information contemplated in Sections 5.4 or 5.6 hereof, and in either case, such breach shall have continued unremedied for a period of ten (10) business days after written notice of such breach has been given by Par to Bioglan; provided that Bioglan shall not have the right to such ten (10) business day grace period within which to cure such default and Par shall have the immediate right to terminate the agreement for such breach if Bioglan shall have previously breached Section 5.4 or 5.6 within the immediately preceding twelve (12) month period. In the event that Bioglan has been given notice pursuant to this Section 8.2 and it disputes the alleged breach, the dispute shall be submitted to arbitration pursuant to Article 10 below and this agreement shall continue in full force until such time as the arbitrator renders his decision. Termination of this agreement pursuant thereto shall be without prejudice to any other right or remedy which Par may have against Bioglan arising out of the breach in question including the right to obtain compensation for its damages (provided that such right shall be subject to the limitations set forth in Section 7.1 hereof).

8.3	Material Breach: Subject to the provisions of Section 8.2 above, Par or Bioglan may, by notice in writing to the other, terminate this agreement or, at its option, terminate this agreement in respect only of those Products to which the default in question relates, if such other party shall have breached any of its material duties or obligations under this agreement and such default continues unremedied for a period of sixty (60) days following receipt of notice of such default (or, if such default is capable of being remedied but is not reasonably capable of being remedied within such sixty (60) day period, such longer period of time as is reasonable in the circumstances, not exceeding ninety (90) days in the aggregate, provided that the defaulting party has, within such sixty (60) day period, commenced and thereafter actively and diligently pursues the remedying of such default). In the event that a party has been given notice pursuant to this Section 8.3 and such party disputes the alleged breach, the dispute shall be submitted to arbitration pursuant to Article 10 hereof and this agreement shall continue in full force until such time as the arbitrator renders his decision. The arbitrator shall determine whether or not there has been a breach and/or whether or not the same has been remedied within the required cure period. Termination of this agreement pursuant hereto shall be without prejudice to any other right or remedy the party terminating this agreement may

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have against the defaulting party arising out of the breach in question including the right to obtain compensation for its damages (provided that such right shall be subject to the limitation set forth in Section 7.1 hereof).

8.4	Events of Default: In addition to other rights of termination in this Article 8, Par shall have the right to terminate this agreement upon notice to Bioglan in the event that any one or more of the following events shall become applicable to Bioglan or any of its affiliates to whom any material duty or obligations of Bioglan hereunder has been delegated or assigned and Bioglan may terminate this agreement in the event that any one or more of the following events shall become applicable to Par (Bioglan, its affiliate, or Par affected by such event, as the case may be, being referred to as the “Party”):

(i)	an order is made or a resolution or other action of such Party is taken for the dissolution, liquidation, winding up or other termination of its corporate existence;

(ii)	the party commits a voluntary act of bankruptcy, becomes insolvent, makes an assignment for the benefit of its creditors or proposes to its creditors a reorganization, arrangement, composition or readjustment of its debts or obligations or otherwise proposes to take advantage of or shelter under any statute in force in the United States or in the governing jurisdiction of such Party for the protection of debtors;

(iii)	if any proceeding is commenced with respect to a compromise or arrangement, or to have such Party declared bankrupt or to have a receiver appointed in respect of such Party or a substantial portion of its property and such proceeding is not fully stayed or dismissed within thirty (30) days after such commencement;

(iv)	a receiver or a receiver and manager of any of the assets of such Party is appointed and such receiver or receiver and manager is not removed within thirty (30) days of such appointment; or

(v)	such Party ceases or takes steps to cease to carry on its business.

8.5	Ineligible Person: Par or Bioglan may terminate this agreement in respect of Products upon thirty (30) days prior written notice to the other party if such party (otherwise than by reason of a breach of its obligations hereunder in respect of such Products) is legally prohibited from performing its obligations hereunder or becomes (or, in case of Bioglan, its affiliates become) an Ineligible Person in respect of such Products (and, where the party purporting to terminate this agreement is also the party prohibited from performing it, or its affiliate, as hereinbefore contemplated, is the Ineligible Person, it or such affiliate, as the case may be, has made diligent best efforts to remove the prohibition or its status as an Ineligible Person) and such prohibition or status as an Ineligible Person has continued uninterrupted for a period of one hundred and twenty (120) days.

8.6	Force Majeure: Either party may terminate this agreement with respect to Products materially affected by an event of Force Majeure in accordance with the provisions of

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Section 11.2 hereof (but this agreement shall continue in respect of the other Products which remain subject to this agreement and which are not effected by such Force Majeure event).

8.7	Non-Competition: Bioglan agrees not to sell new doxycycline brands in the Territory without the prior written consent of Par during the term of this agreement and for one (1) year thereafter.

ARTICLE 9
CONFIDENTIALITY

9.1	Confidential Nature of Agreement: Each of the parties hereto agrees that, except as may be required by law or court order, the existence and terms of this agreement shall remain confidential.

9.2	Duty of Confidentiality: Bioglan shall undertake to (i) maintain confidential all nonpublic information relating to the Products, their costs and their distribution (“Confidential Information”) and (ii) provide for the safekeeping of and limited access to all Confidential Information. Bioglan shall indemnify and hold harmless Par and its affiliates for any loss or damage (including costs of litigation, counsel’s fees and related expenses) resulting from violation of the covenants in this confidentiality provision by Bioglan. In the event that Bioglan (or any of its affiliates) shall be legally compelled or required by a court of competent jurisdiction to disclose all or any part of the Confidential Information, it shall provide prompt notice to Par so that Par may determine whether or not to seek protective order or any other appropriate remedy.

9.3	Return of Confidential Information: Upon termination of this agreement Bioglan shall immediately return to Par all material containing or reflecting or referring to any Confidential Information. Bioglan shall delete such Confidential Information from all of its and its affiliates retrieval systems and data bases.

9.4	Survival: The obligations of confidentiality contained herein shall survive the termination of this agreement.

ARTICLE 10
ARBITRATION

10.1	Arbitration: Any controversy or claim arising out of, or relating to, this agreement or the breach thereof shall be referred for decision forthwith to a senior executive of each party not involved in the dispute. If no agreement is reached within thirty (30) days of the request by one party to the other to refer the same to such senior executive, then such controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, such arbitration to be held in New York, New York on an expedited basis. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

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ARTICLE 11
GENERAL CONTRACT TERMS AND CONDITIONS

11.1	Notice: Subject to the express provisions of this agreement, any notice required or permitted to be given under this agreement shall be sufficiently given if in writing and delivered by facsimile (with confirmation of transmittal) or overnight courier (with confirmation of delivery), as well as by prepaid registered mail (with return receipt requested) or hand delivery to the appropriate party at the address set forth below, or at such other address or to the attention of such other individual as such party may from time to time specify for that purpose in a notice similarly give:

To Par at:

One Ram Ridge Road Spring Valley, New York 10977

Attention: Kenneth Sawyer, President/Chairman Fax Number: (845) 425-7922

To Bioglan at:

7 Great Valley Parkway, Suite 301 Malvern, PA 19355

Attention: Robert J. Moccia, President Fax Number: (610) 232-2026

Any such notice shall be effective (i) if sent by mail, as aforesaid, five (5) business days after mailing, (ii) if sent by facsimile, as aforesaid, when sent (with confirmation of receipt), and (iii) if sent by courier or hand delivered, as aforesaid, when received, provided that is any such notice shall have been sent by mail and if on the date of mailing thereof or during the period prior to the expiry of the fifth (5 th) business day following the date of mailing there shall be a general postal disruption (whether as a result of rotating strikes or otherwise) in the country or territory where the sender or the intended recipient is situated then such notice shall not become effective until the fifth (5th) business day following the date of resumption of normal mail service.

11.2	Force Majeure: Neither party shall be considered to be in default in respect of any obligation hereunder if failure of performance shall be due to Force Majeure (as hereinafter defined). If either party is affected by a Force Majeure event such party shall, within ten (10) days of its occurrence, give notice to the other party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is required by such Force Majeure and the non-performing party shall use commercially reasonable efforts to remedy its inability to perform. The obligation to pay money in a timely manner is absolute and shall not be subject to the Force Majeure provisions, except to the extent payment is prohibited by governmental rule or

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regulations other than rules or regulations incident to bankruptcy or insolvency proceedings of a party. Force Majeure shall mean an unforeseeable or unavoidable cause beyond the control and without the fault or negligence of a party or its affiliate including, but not limited to, explosion, flood, war (whether declared or otherwise), accident, labour strike or other labour disturbance, inability to obtain materials or services, sabotage, acts of God, newly enacted legislation, newly issued orders or decrees of any Court and any binding act or order of any governmental agency. Notwithstanding anything in this Section, the party to whom performance is owed but to whom it is not rendered because of an event of Force Majeure as contemplated in this Section shall, after the passage of one hundred and twenty (120) days, have the option to terminate this agreement in respect of the Products affected by such event on thirty (30) days prior written notice to the other party hereto. For greater certainty, Force Majeure in relation to Par’s obligation to supply Products hereunder to Bioglan shall also include the inability to obtain the required material from material sources for any reason other than Par’s failure to pay its obligations.

11.3	Governing Law and Consent to Jurisdiction: This agreement shall be deemed to have been made under, and shall be governed by, the laws of the State of New York without giving effect to New York’s choice of law provisions.

11.4	Entire Agreement: This agreement contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all negotiations, prior discussions and any agreements relating to the Products. This agreement may not be amended or modified except by a written instrument signed by the parties.

11.5	Waiver: Any waiver of, or consent to depart from, the requirements of any provision of this agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

11.6	Counterparts: This agreement may be executed in identical duplicate copies exchanged by facsimile transmission. The parties agree to execute two identical original copies of the agreement after exchanging signed facsimile versions. Each identical counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7	Severability of Provisions: If any provision of this Agreement shall be declared void by any court or administrative body of competent jurisdiction, the validity of any other provision which may nonetheless be given effect shall not be affected thereby.

11.8	Assignment: Neither this agreement nor rights of a party hereunder may be assigned nor may the performance of any duties hereunder be delegated by Bioglan or by Par without the prior written consent of the other party which consent will not be unreasonably withheld. For greater certainty, Bioglan may not appoint any sub-licencees in the

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absence of Par’s prior written consent. Notwithstanding the foregoing, Par and Bioglan may delegate or assign from time to time some of their respective, rights, duties or obligations hereunder to any of their respective Affiliates and, in addition. Par and/or its affiliates may subcontract the manufacturing of a Product, in whole or in part, to any other person (whether or not an affiliate), provided that (i) such subcontracting is done in compliance with all applicable requirements of the FDA and this agreement; (ii) prior to any such delegation, the delegating party gives written notice thereof to the other party hereto (indicating the duties being so delegated and the duration of such delegation) and (iii) no such delegation or subcontracting shall relieve Par or Bioglan, as the case may be, of any of its obligations hereunder. Subject to the foregoing this agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

11.9	Non Contravention: Each party represents and warrants that the execution, delivery and performance of this agreement by it will not contravene any other contract or agreement to which it is a party or by which it is bound.

11.10	Compliance: Where, in accordance with the provisions of this agreement, the Affiliate of a party is required to do or omit to do or use reasonable commercial (or other) efforts to do or refrain from doing any act or thing such party shall use reasonable best commercial efforts to cause its Affiliates to comply.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

BIOGLAN PHARMA, INC		PAR PHARMACEUTICAL, INC.

By:	/s/ Robert J. Moccia	By:	/s/ Kenneth I. Sawyer
Name:	Robert J. Moccia	Name:	Kenneth I. Sawyer
Title:	President	Title:	Chairman & CEO

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